Exhibit 99.1

[ONEOK LOGO]	News

October 11, 2002	Contact: Weldon Watson 918-588-7158

ONEOK TO SELL NORTH CENTRAL OKLAHOMA MIDSTREAM ASSETS

Tulsa, Oklahoma — ONEOK, Inc., (NYSE:OKE) announced today that it has entered into an agreement to sell certain midstream assets for $92 million to an affiliate of Mustang Fuel Corporation, a private, independent oil and gas company, headquartered in Oklahoma City.

The assets located in North Central Oklahoma include three processing plants and related gathering systems and an interest in a fourth processing plant. Closing is expected on or before November 15, 2002. The agreement requires antitrust clearance under the Hart-Scott-Rodino Act.

David Kyle, chairman, president and chief executive officer, of ONEOK said, “These midstream natural gas assets aren’t considered core assets for ONEOK’s future. Our announced strategy remains unchanged. We will continue to grow the company by using our asset base—both acquiring and divesting assets—to position ONEOK for greater growth and value in the future. We will also use opportunities like this to strengthen our balance sheet going forward.”

ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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